Registration No. 333-259829

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-259829

UNDER

THE SECURITIES ACT OF 1933

EngageSmart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-2785225
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

30 Braintree Hill Office Park, Suite 101 Braintree, Massachusetts	21844
(Address of Principal Executive Offices)	(Zip Code)

EngageSmart, Inc. Amended and Restated 2009 Equity Incentive Plan

EngageSmart, Inc. Amended and Restated 2015 Stock Option Plan

EngageSmart, Inc. 2021 Incentive Award Plan

EngageSmart, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

Scott Semel

30 Braintree Hill Office Park, Suite 101

Braintree, Massachusetts 02184

(781) 848-3733

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Daniel Wolf David Klein Lee Blum Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by EngageSmart, Inc. (“EngageSmart”) with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-259829, filed with the SEC on September 27, 2021, relating to the registration of (i) 111,867 shares of common stock, $0.001 par value per share, of EngageSmart (“Shares”) under EngageSmart’s Amended and Restated 2009 Equity Incentive Plan, (ii) 11,101,564 Shares under EngageSmart’s Amended and Restated 2015 Stock Option Plan, (iii) 14,798,186 Shares under EngageSmart’s 2021 Incentive Award Plan and (iv) 2,219,728 Shares under EngageSmart’s 2021 Employee Stock Purchase Plan.

On January 26, 2024, Icefall Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Icefall Parent, Inc. (formally known as Icefall Parent, LLC), a Delaware corporation and an affiliate of Vista Equity Partners (“Parent”), completed its merger (the “Merger”) with and into EngageSmart pursuant to the terms of the Agreement and Plan of Merger, dated October 23, 2023 (the “Merger Agreement”), by and among Parent, Merger Sub and EngageSmart. EngageSmart was the surviving corporation in the Merger and, as a result, is now a wholly owned subsidiary of Parent.

As a result of the Merger, EngageSmart has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by EngageSmart in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, EngageSmart hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in Braintree, Massachusetts, on January 26, 2024.

EngageSmart, Inc.

By:	/s/ Cassandra Hudson
Name:	Cassandra Hudson
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.